As filed with the Securities and Exchange Commission on July 10, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-0865505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Colonial Road Manchester, Connecticut	06042
(Address of principal executive offices)	(Zip Code)

LYDALL 2003 STOCK INCENTIVE COMPENSATION PLAN

(Full title of plan)

Mary A. Tremblay, Esq.

Vice President, General Counsel and Secretary

Lydall, Inc.

One Colonial Road

Manchester, Connecticut 06042

(Name and address of agent for service)

(860) 646-1233

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐        Accelerated filer ☒        Non-accelerated filer ☐        Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.10 Par Value per share	1,000,000 shares(3)	$3.22	$3,220,000	$179.68

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares that may become issuable as a result of terminated, expired, forfeited or surrendered awards respecting Common Stock, or pursuant to the antidilution adjustment provisions of the Lydall 2003 Stock Incentive Compensation Plan and any award agreements issued thereunder (as defined herein).
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933. Based upon the average of the high and low prices reported for the Common Stock on the New York Stock Exchange on July 7, 2009.
(3)	Additional shares that are available for grant under the Lydall 2003 Stock Incentive Compensation Plan, as amended, and approved by the registrant’s shareholders at the registrant’s Annual Meeting of Shareholders held on April 24, 2009.

EXPLANATORY NOTE

This Registration Statement is being filed solely for the registration of 1,000,000 additional shares of the common stock, $.10 par value per share (“Common Stock”), of Lydall, Inc. (the “Company” or “Lydall”) that are issuable in connection with awards under the Amended and Restated Lydall 2003 Stock Incentive Compensation Plan (the “Plan”). At the Company’s Annual Meeting of Shareholders held on April 24, 2009, the shareholders approved amendments to the Plan to authorize the issuance of the shares of Lydall Common Stock that are being registered hereunder. For a description of these amendments, please refer to the Company’s Proxy Statement dated March 19, 2009.

These 1,000,000 shares of common stock are in addition to the 1,500,000 shares of common stock currently registered on the Company’s registration statement on Form S-8 filed on October 6, 2003 (Registration No. 333-109500) (the “Prior Registration Statement”).

This registration statement relates to securities of the same class as those to which the Prior Registration Statement relates, and is submitted pursuant to General Instruction E to Form S-8, regarding registration of additional securities. Pursuant to General Instruction E to Form S-8, this registration statement incorporates by reference the Prior Registration Statement, to the extent not modified by this registration statement.

Item 8.	Exhibits

Exhibit No.	Description

4	Amended and Restated Lydall 2003 Stock Incentive Compensation Plan (incorporated by reference from Appendix A to the Company’s Proxy Statement dated March 19, 2009).

5	Opinion of Murtha Cullina LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Murtha Cullina LLP (contained in their opinion filed as Exhibit 5).

24	Power of Attorney (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Manchester and State of Connecticut on the 10th day of July 2009.

LYDALL, INC.

By:	/s/ Dale G. Barnhart
Name: Dale G. Barnhart Title: President and Chief Executive Officer (On behalf of the Registrant)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Dale G. Barnhart Dale G. Barnhart	President, Chief Executive Officer and Director (Principal Executive Officer)	July 10, 2009

By:	/s/ Thomas P. Smith Thomas P. Smith	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 10, 2009

By:	/s/ Mary A. Tremblay Mary A. Tremblay Attorney-in-Fact for:	Vice President, General Counsel and Secretary	July 10, 2009

	Kathleen Burdett	Director

	W. Leslie Duffy	Chairman of the Board of Directors

	Matthew T. Farrell	Director

	Marc T. Giles	Director

	William D. Gurley	Director

	Suzanne Hammett	Director

	S. Carl Soderstrom, Jr.	Director

EXHIBIT INDEX

Exhibit No.
5	Opinion of Murtha Cullina LLP

23.1	Consent of PricewaterhouseCoopers LLP

24	Power of Attorney